Exhibit 99.1

Papa John’s International Announces Major Strategic Refranchising Agreement With Sun Holdings to Accelerate Domestic Development

Top U.S. franchise operator Sun Holdings to assume ownership and operation of Papa Johns share in 90-restaurant joint venture with Blue and Silver Ventures, Ltd.

LOUISVILLE, Ky.--(BUSINESS WIRE)--March 31, 2022--Papa John’s International, Inc. (NASDAQ: PZZA) (“Papa Johns®”) today announced that it has refranchised its majority stake in a joint venture between Papa Johns and Blue and Silver Ventures, Ltd. Sun Holdings, a leading multi-brand franchisee operator and one of Papa Johns largest domestic franchise partners, has assumed control of 90 Papa Johns restaurants in Texas. Blue and Silver Ventures continues to be a limited partner in the venture and their share of ownership remains unchanged. Financial terms of the transaction were not disclosed.

The strategic refranchising deal between Papa Johns and Sun Holdings builds upon the historic development agreement signed by the two parties in September 2021, under which Sun Holdings will open 100 new restaurants across high-growth markets, including in Texas, by 2029, in addition to the restaurants it has acquired. Now with significant operational scale with the brand, Sun Holdings is strongly positioned to accelerate its development plans and Papa John’s domestic growth.

“Sun Holdings is a proven, well-capitalized operator who understands our ambitious goals to expand the footprint of our brand,” said Amanda Clark, Papa John’s Chief Development Officer. “We will continue to build new corporate restaurants as well as refranchise when we can provide our franchisees strategic scale to support the brand’s long-term growth, with this deal as a great example.”

“We are excited to partner on an even larger scale with Papa Johns, an innovative brand that is well-positioned in the QSR industry and has already begun to deliver a high return on our investment,” said Guillermo Perales, President and CEO of Sun Holdings. “We look forward to growing together and are thankful to the team at Papa Johns for the trust they are placing in Sun Holdings.”

The agreement continues a rapid acceleration of unit growth and development activity by Papa Johns in the U.S. and across the globe. In January, Papa Johns announced its biggest franchisee development agreement in the company’s history – a partnership with FountainVest Partners to open more than 1,350 new stores across South China by 2040.

For more details on the expected financial impacts of the transaction, please see the Company’s Form 8-K filed today with Securities and Exchange Commission.

Forward-Looking Statements

Papa John’s cautions that this press release contains forward-looking statements, including, without limitation, statements relating to expectations concerning the refranchising transaction, business performance, franchise and unit development, refranchising plans and other financial and operational measures. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, material adverse changes in economic or industry conditions generally and risks associated with or related to the COVID-19 pandemic . If one or more of these risks or other risks materialize, actual results may vary materially from those expressed or implied in these forward-looking statements. For a more complete discussion of other risk factors affecting Papa John’s, see Papa John’s filings with the Securities and Exchange Commission, including Papa John’s annual report on Form 10-K for the fiscal year ended December 26, 2021. Papa John’s cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About Papa Johns

Papa John’s International, Inc. (NASDAQ: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with more than 5,600 restaurants in 50 countries and territories as of Dec. 26, 2021. For more information about the company or to order pizza online, visit www.PapaJohns.com or download the Papa Johns mobile app for iOS or Android.

About Sun Holdings

Sun Holdings, Inc. was founded in 1997 by Guillermo Perales, funded by an SBA loan. Sun’s portfolio has been ranked as the second-largest franchisee group in the U.S. by Mega 99, 2021 Rankings. Mr. Perales has developed a portfolio that includes companies that own and operate more than 1,300 locations in 12 states, creating more than 28,000 jobs. He has also overseen the development of over 200 new stores and completed 200 store remodels in the last three years. Today, his companies own and operate Taco Bueno and also operate Burger King, Popeyes, Arby's, Applebee’s, T-Mobile, McAlister’s, IHOP, GNC and several airport restaurant locations. Mr. Perales’ organization has been awarded the MUFSO Golden Chain Award and Nation’s Restaurant News’ Top 10 Power List. He has also been named Ernst & Young’s Entrepreneur of the Year, IFA’s Entrepreneur of the Year, Dealmaker of the Year and Latino Executive of the Year by D CEO Magazine and Nation’s Restaurant News’ Most Influential CEO for 2021, as well as appearing on Latino Leaders Magazine’s 101 Most Influential Latinos for several consecutive years.

Contacts

Investors:
Papa John's Investor Relations
investor_relations@papajohns.com

Media:
Harrison Sheffield
Sr. Communications Manager
Papa John’s International
Harrison_Sheffield@papajohns.com
470-751-4483